Exhibit 3(v)

STATE OF NEVADA
OFFICE OF THE
SECRETARY OF STATE
Filing Acknowledgement

March 27, 2006

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division.  The filing date and time have been affixed to each document indicating the date and time of filing.  A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

/s/ DEAN HELLER
Dean Heller
Secretary of State

Entity #
C18050-1999
Document Number:
20060194187-78
Date Filed:
3/27/2006 6:33:12 AM
In the office of

/s/ DEAN HELLER
Dean Heller
Secretary of State

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.386 – After Issuance of Stock)

1.    Name of corporation: Sunrise U.S.A. Incorporated

2.    The articles have been amended as follows (provide article numbers, if available):

AMENDMENT NUMBER 3

1.    The original Articles of Incorporation of the corporation, as subsequently amended, were filed on July 22, 1999

2.    The Articles of Incorporation of the Corporation shall be amended as follows:

A. Article IV is amended to add a new subparagraph (c) as follows:

(c)      On the date that this Certificate of Amendment is filed with the Secretary of State of the State of Nevada (the "Effective Date"), every thirty-eight (38) shares of common stock, par value $.0001 per share (the "Common Stock"), of the Corporation issued and outstanding at the close of business on the Effective Date (the "Old Shares") will automatically be converted into one share of Common Stock (the "New Shares") of the Corporation. No fractional shares will be issued and, in lieu thereof, each holder of Common Stock whose aggregate shares of Old Shares held in one name or account immediately prior to the Effective Date are fewer than thirty-eight (38) shares or not evenly divisible by thirty-eight (38) shall receive one full share of New Shares in exchange for such fractional share.

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  64,917,340 (94%).

4.    Effective date of filing (optional):      March 26, 2006

5.    Officer Signature (required):  /s/ OMAR BARRIENTOS
                                                     Omar Barrientos, President